Exhibit 10.5
EXECUTION VERSION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 5, 2016 (the “Effective Date”) by and between Citizens Financial Group, Inc. (the “Company”) and Bruce Van Saun (“Executive”) (certain capitalized terms used herein being defined in Section 13).
WHEREAS, Executive and the Company (as successor in interest of RBS Citizens Financial Group, Inc.) are party to that certain Executive Employment Agreement, dated October 1, 2013 and to that certain letter from Elaine Arden to Executive dated November 6, 2013 (collectively, the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive, under modified terms and conditions, with effect from the Effective Date and to enter into this Agreement embodying such modified terms and conditions;
WHEREAS, Executive desires to continue his employment pursuant to such modified terms and conditions and to enter into this Agreement; and
WHEREAS, as of the Effective Date, Executive and the Company mutually desire to terminate and supersede in its entirety the Prior Agreement upon effect of this Agreement without triggering any entitlement under the Prior Agreement or any bonus, incentive or compensation schemes or plans.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Employment At-Will
(a)    Executive’s employment with the Company shall remain strictly “at-will”. Notwithstanding this and subject to the below, Executive’s employment under this Agreement shall be for an initial term of

Exhibit 10.5

five (5) years from the Effective Date (the “Initial Term”). At the conclusion of the Initial Term, this Agreement shall automatically renew for an additional two (2) year term unless, at least twelve (12) months prior to the expiry of the Initial Term, either the Company or Executive provide notice to the other of its or his election not to renew. In the event the Company elects not to renew the Initial Term, such nonrenewal shall constitute a termination of Executive’s employment by the Company without Cause. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter or change the strictly “at-will” nature of Executive’s employment relationship with the Company, and both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason, subject to the provisions of Sections 1(b) through (h) of this Agreement. It is acknowledged that for seniority purposes, Executive’s original hire date of September 8, 2009 with RBS remains in effect.
(b)    Termination for Cause by the Company. Executive’s employment hereunder may be terminated at any time without prior notice by the Company for Cause, except that to the extent the act, omission or otherwise which forms the basis of the Cause termination may be cured to the Company’s satisfaction, the Company shall give Executive written notice specifying the basis for the Cause termination and what corrective steps Executive must take to cure, and Executive shall have a period of sixty (60) days to cure. For the avoidance of doubt, if the Company believes in good faith that the act, omission or otherwise underlying the Cause termination is not curable, the Company need not give written notice and an opportunity to cure. Additionally, in the event the Company does provide Executive with written notice and opportunity to cure, at the end of the sixty (60) day cure period, the determination as to whether a cure was accomplished shall rest in the Company’s sole discretion. The Company must act in good faith in making such a decision. Upon a termination for Cause, all outstanding unvested cash or equity awards will be immediately forfeited and Executive shall be entitled only to the Accrued Benefits.
(c)    Termination by Reason of Death or Disability.
(i)    Death

Exhibit 10.5

(A)    Upon termination by reason of Executive’s death, Executive’s estate shall receive, in addition to the Accrued Benefits, a lump sum payment equal to: (i) Executive’s Base Salary, at the rate in effect at the time of Executive’s death, through the end of the month in which Executive’s death occurs; and (ii) a pro-rata portion of Executive’s target cash incentive for the year in which death occurs. Such lump sum payment shall be made within thirty (30) days of the termination due to Executive’s death.
(B)    Treatment of Awards. Upon termination by reason of Executive’s death, any outstanding unvested cash or equity-based awards will become immediately vested and settled, with any performance-based awards vesting based on the target level of performance.
(ii)    Disability
(A)    Upon termination by reason of Executive’s Disability, Executive shall be entitled to receive, in addition to the Accrued benefits, Executive’s Base Salary at the rate in effect at the time of Executive’s Disability, through the earliest of (x) date on which Executive is first eligible to receive payment of long-term disability benefits under the Company’s employee benefit plans as then in effect, (y) the end of the short-term deferral period as of the date of termination or (z) the date Executive is no longer Disabled. Such continued Base Salary shall be paid in accordance with the Company’s normal payroll practices in effect from time to time.
(B)    Treatment of Awards. Upon termination by reason of Executive’s Disability, any outstanding unvested cash or equity-based awards will remain outstanding and continue to vest on their original schedule, provided that the Executive complies with the provisions of Section 6(a) (regarding Non-Competition) during the entire remaining vesting period and Sections 6(b) and (c) (regarding Non-Solicitation of Employees, Customers and Prospective Clients) for twelve (12) months less any time spent on Garden Leave and/or any Notice Period. Violation of any of those provisions shall result in the forfeiture of remaining unvested awards.

Exhibit 10.5

Unless specified otherwise above or elsewhere in this Agreement, all other benefits due to Executive following Executive’s termination for death or Disability shall be determined in accordance with the Company’s plans, policies and practices then in effect.
(d)    Termination without Cause by the Company. The Company may terminate Executive’s employment for any reason other than Cause, death or Disability. At the Company’s sole discretion, such termination may be made effective immediately, may be effective at a later date as stated in such notice with the requirement that Executive continue working through such stated date, or the Company may direct Executive not to report to work unless otherwise requested by the Company (the “Garden Leave”).
(i)    Severance. Upon termination of Executive by the Company without Cause, the Company shall pay to Executive a lump sum in cash equal to two times Executive’s then Base Salary, paid, subject to execution and non-revocation of the Release (as defined below), within thirty (30) days of the termination of Executive’s employment, provided, however, if under the Release Executive is permitted more than thirty (30) days to sign and not revoke the Release, such amount shall still be paid within such thirty (30)-day period, but Executive will be required to repay the foregoing amount to the Company unless the Release is executed and becomes irrevocable within the specified period. In addition, Executive shall be entitled to receive a pro-rata portion of Executive’s target cash incentive for the year in which termination occurs, not to exceed 2% of Pre-Tax Operating Income, as set forth in the Citizens Financial Group, Inc. Performance Formulate Incentive Plan (the “162(m) Plan”), or such other percentage of Pre-Tax Operating Income as may be set forth in any substitute plan which may be in effect during the year of termination. The pro-rata cash incentive award shall be paid to Executive at the same time cash incentive awards are paid to active employees. The foregoing payments are conditioned upon (x) there being an orderly handover by Executive of his responsibilities and (y) Executive executing and delivering to the Company a release of claims in substantially the form annexed hereto as Exhibit A (the “Release”). Any additional payments will be at the sole discretion of the Board or so designated sub-committee thereof. Such payments will be in substitution for any payment that may otherwise have been made to Executive pursuant to the Company’s then current severance practice or plan.

Exhibit 10.5

(ii)    Treatment of Awards. Upon termination of Executive by the Company without Cause, any outstanding unvested cash or equity-based awards will remain outstanding and continue to vest on their original schedule, provided that the Executive complies with the provisions of Sections 6(b) and (c) (regarding Non-Solicitation of Employees, Customers and Prospective Clients) for twelve (12) months less any time spent on Garden Leave and/or any Notice Period. Violation of any of those provisions shall result in the forfeiture of remaining unvested awards.
(e)    Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason effective six (6) months (or such shorter period as is mutually agreed in writing) following Executive’s delivery of Notice of Termination to the Board. Executive and the Company will mutually agree on how a pro-rata portion of Executive’s variable compensation (excluding performance-based awards) for the year in which Executive’s termination occurs will be payable, should Executive be required to work during such Notice Period. Any pro-rata payment of variable compensation that may be made to Executive under this Section 1(e) shall be subject to Executive executing and delivering to the Company the Release within the period specified by the Company. Subject to Section 1(m) of this Agreement, if the lump sum payment described in this Section 1(e) is to be paid, such payment shall be made at the same time as such payment is made to active employees.
(f)    Termination by Executive for Good Reason. Executive may resign for Good Reason by providing written notice to the Company stating the basis of such resignation. Executive must give notice of the existence of the Good Reason condition(s) within sixty (60) days of the condition(s) first occurring. If the Company fails to cure the action or inaction that forms the basis of such resignation within thirty (30) days of receipt of such notice, then Executive’s employment will be terminated effective as of the last day of that thirty (30) day cure period. Upon such resignation for Good Reason, the Company shall pay to Executive a lump sum in cash equal to two times Executive’s then Base Salary, paid, subject to execution and non-revocation of the Release, within thirty (30) days of the termination of Executive’s employment, provided, however, if under the Release Executive is permitted more than thirty (30) days to sign and not revoke the Release, such amount shall still be paid within such thirty (30)-day period, but Executive will

Exhibit 10.5

be required to repay the foregoing amount to the Company unless the Release is executed and becomes irrevocable within the specified period. In addition, Executive shall be entitled to receive a pro-rata portion of Executive’s target cash incentive for the year in which termination occurs, not to exceed 2% of Pre-Tax Operating Income, as set forth in the Citizens Financial Group, Inc. Performance Formulate Incentive Plan (the “162(m) Plan”), or such other percentage of Pre-Tax Operating Income as may be set forth in any substitute plan which may be in effect during the year of termination. The pro-rata cash incentive award shall be paid to Executive at the same time cash incentive awards are paid to active employees. The foregoing payments are conditioned upon (x) there being an orderly handover by Executive of his responsibilities and (y) Executive executing and delivering to the Company the Release. Any additional payments will be at the sole discretion of the Board or so designated sub-committee thereof. Such payments will be in lieu of and not in addition to any payment that may otherwise have been made to Executive pursuant to the Company’s then current severance practice or plan.
(g)    Treatment of Awards upon Termination by Executive (With or Without Good Reason). Because Executive has remained continuously employed with the Company for five (5) years (i.e. until September 8, 2014) and meets the Company’s current definition of Retirement, if Executive gives at least six (6) months’ Notice of Termination upon a voluntary resignation without Good Reason or complies with the notice provisions required in Section 1(f) in the event of termination for Good Reason, and there is an orderly handover by Executive of his responsibilities, then provided that in the opinion of the Board Executive has not committed any acts or made any omissions capable of giving rise to a termination for Cause, any outstanding unvested cash or equity-based awards will remain outstanding and continue to vest on their original schedule, provided that the Executive complies with the provisions of Section 6(a) (regarding Non-Competition) during the entire remaining vesting period and Sections 6(b) and (c) (regarding Non-Solicitation of Employees, Customers and Prospective Clients) for twelve (12) months less any time spent on Garden Leave and/or any Notice Period in the event of a Termination by Executive without Good Reason and the provisions of Sections 6(b) and (c) (regarding Non-Solicitation of Employees, Customers and Prospective Clients) for twelve (12) months less any time spent on Garden

Exhibit 10.5

Leave and/or any Notice Period in the event of a Termination by Executive with Good Reason. Violation of any of those provisions shall result in the forfeiture of remaining unvested awards.
(h)    Change of Control Termination.
(i)    Severance. Subject to the conditions set out in this Section 1(h), if within twenty four (24) months of a Change of Control, Executive is terminated without Cause or resigns for Good Reason (in either case a “Change of Control Related Termination”), then Executive shall be entitled to receive a lump sum payment at the time specified herein equal to (i) three times the sum of Executive’s then Base Salary and Executive’s target cash incentive for the year in which termination occurs; plus (ii) pro-rata portion of Executive’s target cash incentive for the year in which termination occurs. The foregoing payments shall be made, subject to execution and non-revocation of the Release, within thirty (30) days of the termination of Executive’s employment, provided, however, if under the Release Executive is permitted more than thirty (30) days to sign and not revoke the Release, such amount shall still be paid within such thirty (30)-day period, but Executive will be required to repay the foregoing amount to the Company unless the Release is executed and becomes irrevocable within the specified period. Any payment made in accordance with this Section 1(h) shall be in lieu of and not in addition to any payments to which Executive may otherwise have been entitled in accordance with other sections of this Agreement and shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination. No payment shall be made in accordance with this Section 1(h)(i) unless none of the circumstances referred to in Section 1(h)(iii) apply as at the date of payment. In addition, in order to receive such payment, Executive must execute and deliver to the Company the Release. For the purposes of this Section 1(h), the Board shall determine whether a Change of Control has occurred and the Company shall determine whether any of the circumstances referred to in Section 1(h)(iii) apply; however, in the event of a disagreement between Executive and the Board, the matter shall be presented to the Company’s auditor for a final determination.
(ii)    Treatment of Awards. Upon a Change of Control, any outstanding performance-based awards will be deemed to have satisfied the target level of performance. Upon a subsequent

Exhibit 10.5

Change of Control Related Termination, any outstanding cash or equity-based awards will become immediately vested and settled.
(iii)    Conditions. No payments or acceleration of awards shall be payable in accordance with this Section 1(h) where:
(A)    circumstances exist that would entitle the Company or the acquirer to terminate Executive’s employment for Cause; or
(B)    any “clawback” provisions in the Company’s equity plans or otherwise have been triggered, resulting in clawback of compensation or the reduction of unvested compensation.
(i)    Notice of Termination and Notice Period. Any purported termination of employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto in accordance with the relevant subsection of Section 1 and Section 13 hereof.
(j)    During any period of Garden Leave or Notice Period under this Section 1, the following will apply:
(i)    Executive will remain an employee of the Company, will continue to be paid Executive’s then Base Salary, and will continue to be eligible for Employee Benefits;
(ii)    Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Board, including duties to assist the Company with Executive’s transition from the Company and maintaining the Company’s business, business relationships and goodwill; but notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate Executive’s office to Executive’s personal residence for all or part of the Garden Leave;

Exhibit 10.5

(iii)    Executive will remain bound by all fiduciary duties and obligations owed to the Company and will remain required to comply with all Company policies and practices and the provisions of this Agreement;
(iv)    Executive may not, unless with the prior written consent of the Company or in the discharge of duties and responsibilities in accordance with subsection (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company;
(v)    Executive will not be permitted to work for any other organization or on Executive’s own behalf without the Company’s prior written consent, but may search for other employment opportunities, subject to Section 6 below; and
(vi)    All other terms and conditions of Executive’s employment (both express and implied) and of this Agreement will remain in full force and effect until the end of the Garden Leave or Notice Period, and the terms of Sections 6, 7, 8, 9, 10 and 11 shall survive termination of this Agreement.
(k)    Other Agreements. Executive agrees that termination of employment hereunder for any reason will be deemed an immediate resignation by Executive as a member of any board of directors of or other position with the Company. Executive also agrees to take such action as the Company deems reasonably necessary or desirable to evidence such resignation, and hereby irrevocably authorizes the Company to appoint a Person in Executive’s name and on Executive’s behalf to sign any documents and do any things necessary to effect such resignation should Executive fail to do so in a timely manner.
(l)    In the case of any of the foregoing terminations, Executive (or Executive’s estate as the case may be) shall be entitled to receive: (1) any earned but unpaid amounts as of the date of termination, including but not limited to (x) the Base Salary through the date of termination, paid in a lump sum within thirty (30) days following termination, (y) reimbursement for business expenses in the normal course in accordance with the Company’s policies, paid in a lump sum within thirty (30) days following termination, and (y) any bonus and other incentive awards actually awarded and due, but not yet paid, as of the date of termination, paid at the time such payments are made to active employees; (2) payment in

Exhibit 10.5

lieu of accrued but unpaid vacation days for the year of termination through the date of termination, paid in a lump sum within thirty (30) days following termination; and (3) other payments and benefits, if any, in accordance with the terms of the Company’s plans and programs in which Executive participates, including the Company’s nonqualified deferred compensation plan (collectively, including the timing of payment or provision, the “Accrued Benefits”).
(m)    Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) that is due upon Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” and (B) the date of

Exhibit 10.5

Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 1(m) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incur such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(n)    Section 280G.
(i)    If the aggregate of all amounts and benefits due to Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive

Exhibit 10.5

received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three (3) times Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) any annual incentive compensation paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
(ii)    It is possible that after the determinations and selections made pursuant to Section 1(n)(i) above, Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 1(n)(i) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, Executive shall promptly repay the Company an amount consistent with this Section 1(n)(ii). If there is an Underpayment, the Company shall pay Executive an amount consistent with this Section 1(n)(ii)
(iii)    The determinations with respect to this Section 1(n) shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the regular independent auditor is unable or unwilling to makes such

Exhibit 10.5

determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by Executive (which approval shall not be unreasonably withheld or delayed).
Section 2. Position
(a)    Position. During Executive’s employment, Executive shall serve as Chief Executive Officer and Chairman of the Company. In this position, Executive shall report directly to the Board.
(b)    Best Efforts. During Executive’s employment, Executive shall: (1) faithfully and efficiently perform Executive’s duties hereunder, comply with the Company’s policies, procedures, bylaws, rules, code of conduct and practices, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Board; (2) satisfy all relevant requirements, recommendations, rules and regulations as amended from time to time of any regulatory body whose consent is required to enable Executive to undertake (or continue to undertake) Executive’s duties hereunder and all other regulatory authorities relevant to the Company; (3) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Board (except that Executive may engage in charitable and community activities and manage Executive’s personal investments, provided that such activities do not materially interfere with the performance of Executive’s duties hereunder or conflict with the conditions of Executive’s employment); (4) refrain from engaging in any conduct prejudicial to the interests and reputation of the Company but instead endeavor to promote and extend the business of the Company and protect and further its interests and reputation; and (5) other than in the proper performance of Executive’s duties hereunder, refrain from introducing to any other Person business of a kind in which the Company is for the time being engaged or capable of becoming engaged or with which the Company is able to deal in the course of its business.
(c)    Personal Performance. Executive’s performance and discharge of Executive’s duties and responsibilities hereunder shall be the subject of regular review, the object of which is to assess

Exhibit 10.5

performance during the period under review and to set agreed performance standards for future review periods.
(d)    Directorships. Executive may be required, at the sole discretion of the Company, to perform services for any subsidiary or Affiliate of the Company and may be required to undertake the role and duties of an officer or non-executive director of other companies that are subsidiaries or Affiliates of the Company. No additional compensation will be paid in respect of these appointments and Executive shall, at the request of the Company, immediately resign from any such office without claim for compensation.
(e)    Location. During the period of Executive’s employment, Executive shall be based in Stamford, Connecticut but may be relocated within a fifty (50) mile radius of the same location at the Company’s sole discretion. Additionally, Executive may be required to travel elsewhere in the world in the performance of Executive’s duties.
(f)    Stock Ownership and Retention Requirements. Executive will be subject to the Company’s stock ownership and retention guidelines applicable to the Chief Executive Officer of the Company as adopted by the Compensation and Human Resources Committee of the Board (the “CHRC”), and as may be amended from time to time in the discretion of the CHRC.
Section 3. Compensation.
(a)    Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the initial annual rate of $1,487,000, in substantially equal installments as it is earned not less frequently than monthly in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time at the sole discretion of the CHRC.
(b)    Total Compensation Opportunity. Exclusive of the one-time equity grant discussed in Section 3(d) below, Executive’s annual target total compensation shall be $7,500,000. Executive’s total

Exhibit 10.5

compensation opportunity may be subject to such increases as may be determined from time to time at the sole discretion of the CHRC.
(c)    Variable Compensation. Subject to regulatory requirements which may arise from time-to-time, Executive’s annual target variable compensation shall be $6,013,000. The amount, form and timing of payment and grant will be determined by CHRC in its sole discretion on an annual basis. The CHRC may consider a number of factors in making its variable compensation award decision, including personal, team, business, and Company targets and external economic considerations. Variable compensation may be paid in cash, deferred cash or equity-based awards (including awards with performance conditions) or any other form, as determined by the CHRC in its sole discretion on an annual basis.
(d)    Equity Grant. Executive shall be awarded a one-time equity-based award with a grant date value of $3,000,000. The equity-based award shall be comprised 50% of restricted stock units that will be eligible to vest in May 2019 and 50% of performance share units that will be eligible to vest in May 2019, with the actual amount earned to be determined based subject to performance. The terms and conditions of these equity awards will be memorialized in award agreements approved by the CHRC, which will include a condition that Executive must be employed by the Company in good standing on the equity award vesting date in order for vesting to occur. For the avoidance of doubt, the termination provisions set forth in Section 1 shall not apply to this equity award.
Section 4. Other Employee Benefits, Vacation and Perquisites.
(a)    Employee Benefits. Executive may participate in and receive Employee Benefits available to the Company’s senior executives. Copies of all pertinent plan, program or policy documents will be provided to Executive on request, to the extent the same are within the Company’s control. All benefits and the plans, programs, policies, or practices relating to them may be changed at any time by the Company within its sole discretion.

Exhibit 10.5

(b)    Paid Time Off. In addition to any applicable statutory holidays, Executive shall be entitled to accrue twenty seven (27) days of paid time off (“PTO”) annually, which may be scheduled as time off away from work in accordance with the Company’s PTO policy in effect from time to time.
(c)    Car and Driver. Executive shall be entitled to business use of a Company car and driver.
(d)    Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies then in effect, subject to such reasonable substantiation and documentation as may be required by the Company from time to time.
(e)    Sickness. Executive will be eligible for all payments in respect of short- and long-term disability generally made available from time to time to other executives of the Company. Unless required under applicable federal or state law, Executive does not have any contractual or other right to payment in respect of any period of absence due to sickness or incapacity and any such payments will be made at the Company’s sole discretion. Executive shall at any time (including during any period of incapacity), at the request and expense of the Company, submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.
(f)    Financial Planning Services. Executive shall be entitled to elect to receive financial planning services which may be offered by the Company to other senior executives.
Section 5. Personal Securities Transactions Policy and Minimum Requirements.
Executive is subject to the Company’s Personal Securities Transactions Policy and related Minimum Requirements, which dictates the procedures relating to transactions in Company securities.

Exhibit 10.5

Section 6. Non-Competition, Non-Solicitation.
(a)    Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company. Accordingly, Executive agrees that during the Employment Term and Non-Competition Restricted Period, neither Executive nor any person or enterprise controlled by Executive will hold any position as employee, director, officer, consultant, partner, agent or principal in or with any of the following: JP Morgan Chase, Bank of America, Citigroup, Wells Fargo, US Bancorp, Regions Financial Corp., M&T Bank Corp., PNC, Fifth Third, Sun Trust, Comerica, KeyCorp, BB&T, Capital One, or TD Bank. If Executive wishes to take up a position with any of the entities on the list, he should notify the Board of that wish and the Board will consider in good faith whether to release him from the restrictions in this Section 6(a) to the extent permitted to allow him to take up such position (and the Board will not unreasonably decline to provide such release). Such release, if granted, will release Executive from the obligations under Sections 1(c)(ii)(B) and1(g) related to Non-Competition under this Section 6(a). Notwithstanding the foregoing, nothing in this Section 6(a) shall prohibit Executive’s ownership of less than two percent (2%) of the outstanding shares of the stock or other equity of any company engaged in any business, which shares or other equity are regularly traded on a national securities exchange or in any over-the-counter market or the provision of services to a subsidiary, division or affiliate of a competitive business if such subsidiary, division or affiliate is not itself engaged in a competitive business and Executive does not provide services to, or have any responsibilities regarding, the competitive business.
(b)    Non-Solicitation of Employees. Executive agrees that during the Employment Term and Non-Solicitation Restricted Period, Executive shall not, directly or indirectly, whether for Executive’s own account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire any Covered Employee. Executive further agrees not to otherwise interfere with the relationship between any Covered Employee and the Company. Notwithstanding anything herein to the contrary, the Company agrees that Executive shall not be deemed in violation of this Section 6(b) if an entity with which Executive is associated hires or engages any employee of the Company or any of its

Exhibit 10.5

subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.
(c)    Non-Solicitation of Customers and Prospective Clients. Executive agrees that during the Employment Term and Non-Solicitation Restricted Period, Executive shall not, directly or indirectly, whether for Executive’s own account or for any other person or entity, through any corporation, partnership or other business entity of any kind, solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision. The restrictions in this Section 6(c) shall apply only to: (1) clients, customers or prospective clients or customers introduced to Executive by the Company; or (2) any customer of the Company (whether previously known to Executive or introduced to Executive through the Company) with whom Executive had contact during Executive’s employment by the Company (including any Notice Period); or (3) any customer or client of the Company whose identity as a client or potential client became known to Executive as a result of Executive’s employment with the Company.
(d)    Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that Executive’s employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate Executive for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that Executive’s knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that Executive shall not, following the termination of Executive’s employment with the Company, represent or hold Executive out as being in any way connected with the Company.

Exhibit 10.5

(e)    Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 and in Section 7 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 7. Confidentiality; Ownership of Materials; Duty to Return Company Property.
(a)    Confidential Information. Other than in the proper performance of Executive’s duties hereunder, Executive will not, either during Executive’s employment or at any time afterwards, whether on Executive’s own behalf or in any capacity or on behalf of any other person, firm, company or organization, disclose or allow to be disclosed to any person or organization or use for Executive’s own benefit or for the benefit of any third party, any Confidential Information. Executive will use Executive’s best endeavors to prevent the disclosure of any Confidential Information and will inform the Company immediately of any instances of disclosure of which Executive becomes aware. For the avoidance of doubt, ‘disclosure’ includes (but is not limited to) disclosure on the internet or through similar means or media including any social media. In relation to Price-Sensitive Information, Executive will also ensure that any disclosure, if required in the proper performance of Executive’s duties, is made in a manner that is compliant with applicable laws and regulations and Company procedures relating to the disclosure of such information. Any breach by Executive of the provisions of this Section 7 will be regarded by the Company as a serious matter and may, if committed while Executive is employed by the Company, result in the immediate termination of Executive’s employment for Cause. Executive agrees that the undertakings comprised in

Exhibit 10.5

this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company both during and after the termination of Executive’s employment.
(b)    No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to the Company unless Executive has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company in the performance of Executive’s services hereunder.
(c)    Exclusions. The obligations in this Section 7 shall not apply: (1) to information or knowledge which is already in the public domain, other than by way of unauthorized use or disclosure (whether by Executive or a third party); (2) where Executive’s use or disclosure of the information has been properly authorized by the Company; (3) to any information which Executive discloses in accordance with applicable public interest disclosure legislation; or (4) to any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information; or (5) any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement. Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that Executive does not need the Company’s prior authorization to make any such reports or disclosures and Executive not required to notify the Company that he has made such reports or disclosures).
(d)    Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of Executive’s employment (whether during or after) are and shall remain the sole property of the Company

Exhibit 10.5

and, following termination of Executive’s employment or at any other time upon the Company’s request, to the extent within Executive’s possession or control, shall be surrendered by Executive to the duly authorized representative of the Company. Executive agrees that upon termination of Executive’s employment with the Company for any reason, or at any other time upon the Company’s request, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company, all other property of the Company (including, but not limited to, company car (together with the keys and all documents relating to it), credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) in Executive’s possession or under Executive’s control and Executive further agrees that Executive will not retain or use for Executive’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company. Notwithstanding anything to the contrary in this Section 7(d), Executive shall be entitled to retain: (1) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files containing personal materials and phone books, all exclusive of client contact and other business information; (2) copies of information showing Executive’s compensation or relating to reimbursement of expenses; (3) copies of information that Executive reasonably believes may be needed for tax purposes; and (4) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company.
(e)    Reasonableness. Executive agrees that the undertakings set forth in this Section 7 and in Section 8 are reasonable and necessary to protect the legitimate business interests of the Company during, and after the termination of, Executive’s employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.
Section 8. Intellectual Property.

Exhibit 10.5

(a)    Executive agrees that all Intellectual Property that Executive develops or produces in connection with Executive’s employment duties, or which Executive derives from any material produced by Executive or any other employee of the Company in connection with their employment duties, will be owned by the Company absolutely and Executive hereby assigns all rights to such Intellectual Property to the Company in all countries. Executive agrees, at the Company’s expense, to sign all documents and carry out all such acts as will be necessary to identify and preserve the legal protection of all Intellectual Property; however, the Company will have no obligation to compensate Executive for time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of Executive’s rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on Executive’s own time, and which invention Executive can prove: (1) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; and (2) does not result from any work performed by Executive for the Company.  To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government.  Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 8.
(b)    Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 9. Certain Agreements.
(a)    Data Protection. Executive shall ensure Executive is familiar with and abides by the Company’s Data Management Policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of Executive’s employment.

Exhibit 10.5

(b)    Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about Executive as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.
(c)    Credit Data. The Company reserves the right, upon five (5) days’ prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during Executive’s employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to Executive’s personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise Executive’s right of access to such records.
(d)    Indebtedness. For the reasons referred to above, the Company expects Executive to manage Executive’s personal finances responsibly. The Company requires that Executive draw to the attention of the Board any serious debt or significant financial difficulties that Executive may have, including those which result in court action being taken against Executive.
Section 10. Remedies.
The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of Executive’s failure to observe any of Executive’s obligations under Sections 6, 7 or 8 of this Agreement. Therefore, if the Company shall institute any

Exhibit 10.5

action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief including, without limitation, any form of injunctive or equitable relief. Executive also agrees that, should Executive violate the provisions of Section 6 and its subsections such that the Company is forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 6 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals.
Section 11. Dispute Resolution; Mediation and Arbitration.
Except as permitted in Section 10 or as provided in the last sentence of this Section 11, to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive’s employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section 11 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation

Exhibit 10.5

process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing, shall be held in New York, New York. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 11 hereof. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 12. Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

Exhibit 10.5

(b)    Entire Agreement and Amendments; Survivorship; Strict Construction. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and as of the Effective Date, this Agreement shall supersede in its entirety the Prior Agreement, which shall be of no force or effect. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.
(f)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(g)    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier. All notices to the Company shall be directed to the attention of Neil Rosolinsky, Deputy General Counsel, Litigation & Employment, Citizens Bank, 30 Montgomery Street,

Exhibit 10.5

13th floor, Jersey City, NJ 07302 and all notices to Executive shall be sent to the last address for Executive in the Company’s records, or to such other address as either party may have furnished to the other in writing, except that notice of change of address shall be effective only upon receipt.
(h)    Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during Executive’s employment, or in any event upon its termination, deduct from Executive’s remuneration, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess PTO that was taken but not earned, unless otherwise prohibited by law, including, without limitation, Section 409A.
(i)    Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.
Section 13. Defined Terms.
“Affiliate” has the meaning accorded such term under Rule 12b-2 of the Securities Exchange Act of 1934, as in effect on the Effective Date.
“Board” means the board of directors of Citizens Financial Group, Inc. (including any duly authorized committee of the Board).
“Cause” includes the following conduct by, or situation involving, Executive: (i) any indictment for, conviction of, plea of guilty or nolo contendere to by Executive for the commission of: (a) any felony, (b) any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S. C. § 1829; or (c) a misdemeanor involving dishonesty ; (ii) if Executive willfully commits a material breach of his obligations under this Agreement or repeats or continues after written warning any material breach of

Exhibit 10.5

his obligations hereunder, or is, in the opinion of the Board, guilty of gross misconduct which brings him or the Company or any of its Affiliates into disrepute; (iii) if Executive is guilty of dishonesty in the conduct of his duties hereunder, gross incompetence, willful neglect of duty, or of mismanagement of his financial affairs through failure to observe the company’s rules and procedures for the operation of bank accounts and/or borrowing; (iv) if Executive commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as a result of any default on the part of Executive, he is prohibited by law from acting as an officer of the Company or any of its Affiliates.
“Change of Control” means the occurrence of any one or more of the following events:
(a)    any person, other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
(b)    at any time during a period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(c)    the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least fifty percent (50%) of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any person of assets

Exhibit 10.5

of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than fifty percent (50%) of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than fifty percent (50%) of the Company Value immediately prior to such transaction(s).
Notwithstanding the foregoing, for any award that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable award agreement, except to the extent that earlier distribution would not violate Section 409A.
“Confidential Information” means knowledge about the commercial affairs and business transactions of the Company including, but not limited to, information about customers, clients, employees or suppliers (whether former, actual or potential), Company contracts, pricing structures, financial and marketing details, terms of business, proposed transactions, business plans, premises, assets, internal communications, intellectual property, technical systems and data, designs, formulae, product lines, projects, operational procedures, research activities, negotiating positions, forward planning, technical and product developments, accounts, finances, computer software and general know-how of the Company. Confidential Information also includes, without limitation: (1) Price-Sensitive Information; (2) any information contained in documents marked “confidential” or documents of a higher security classification and other information that, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential; and (3) confidential information (howsoever obtained) about or provided by any third party received during the course of

Exhibit 10.5

Executive’s employment. The Company reserves the right to modify the categories of Confidential Information from time to time.
“Covered Employee” means any person who was employed by the Company at any time within twelve (12) months prior to the time of the act of solicitation (and who, in the case of the Non-Solicitation Restricted Period following the termination of Executive’s employment, was also employed by the Company or any of its subsidiaries or Affiliates on the date the Non-Solicitation Restricted Period begins).
“Disability” means Executive’s physical or mental incapacitation such that Executive is unable for a period of six (6) months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform Executive’s duties hereunder.
“Employee Benefits” means any benefits under any and all executive welfare and health benefit plans (including but not limited to healthcare (medical, vision and dental), life insurance, and short-term and long-term disability plans) and other executive benefit plans (including but not limited to qualified pension plans, retirement savings and 401(k)), if any, that are offered to other executives of the Company, to the extent Executive is eligible thereunder and in accordance with all other terms and conditions of such plans, policies, programs and practices.
“Employment Term” means the period during which Executive was employed by RBS and the Company under the Prior Agreement together with the period during which Executive is employed by the Company under this Agreement.
“Good Reason” means a material breach of this Agreement by the Company, or a substantial diminution or other substantial adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties or in Executive’s Base Salary, save that removal of the role of Chairman of the Company from Executive’s remit shall not amount to Good Reason (although for the avoidance of doubt the Company has not determined this matter and any such decision will be taken with consideration of any such factors as the Board believes relevant).

Exhibit 10.5

“Intellectual Property” means patents, rights to inventions, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), unregistered design rights, trade or business names, domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, copyright and related rights, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any similar rights in any country.
“Non-Competition Restricted Period” means the six (6) month period following the date that Executive ceases employment with the Company by reason of a termination by the Company without Cause or a resignation by Executive for Good Reason (whether or not a Change of Control Related Termination), less any time spent on Garden Leave and/or any Notice Period worked; provided, however, the Non-Competition Restricted Period may be extended as provided in Section 1.
“Non-Solicitation Restricted Period” means the twelve (12) month period following the date that Executive ceases employment with the Company by reason of a termination by the Company without Cause or a resignation by Executive for Good Reason (whether or not a Change of Control Related Termination), less any time spent on Garden Leave and/or any Notice Period worked; provided, however, the Non-Solicitation Restricted Period may be extended as provided in Section 1.
“Notice Period” means the period of time specified for prior written Notice of Termination.
“Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, to the extent applicable.
“Person” means any individual, corporation, partnership, trust or any other entity or organization.
“Price-Sensitive Information” means information relating directly or indirectly to particular securities or issuers of such securities (including members of the Company and third parties) which

Exhibit 10.5

would, if generally available, be likely to have an effect on the price of such securities or related investments.
“RBS” means The Royal Bank of Scotland plc.
“Retirement” means Executive’s age plus years of service (in each case, including completed months) equals or exceeds 65, with a minimum of at least five years of service with the Company, which Executive has achieved as of the Effective Date.

Exhibit 10.5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRUCE VAN SAUN
/s/ Bruce Van Saun

CITIZENS FINANCIAL GROUP, INC.
By:	/s/ Stephen T. Gannon
Name: Stephen T. Gannon
Title: General Counsel and Chief Legal Officer

Exhibit 10.5

Exhibit A
Agreed form of Release
Dear Mr. Van Saun:
This letter confirms that on [Date] you received this Separation and General Release Agreement (the “Agreement”). You have up to [21/45]1 days after your receipt of the Agreement to consider whether to sign and date the Agreement.
This Agreement sets forth our agreement with respect to the terms and conditions of your separation from Citizens Financial Group, Inc. (the “Company”) and your release of any claims you may have, or have had against the Company and its present, former and future parents, subsidiaries, affiliates, divisions, branches and other offices and their respective successors, assigns, officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders and employees (collectively the “Bank”), relating to your employment with, or separation of employment from, the Company.
1.    Termination Date. Your termination of employment shall be effective [Date] (“Termination Date”).
2.    Separation Benefits. In consideration for timely signing this Agreement and for your complying with the terms herein, the Company agrees to [pay you a lump-sum payment of $[Amount] in accordance with Section [INSERT APPROPRIATE SECTION REFERENCE] of the Executive Employment Agreement between you and the Company dated [Date], 2016 (the “Employment Agreement”). In addition, your cash and equity-based awards will be treated as specified in the Employment Agreement. Collectively, these payments and benefits shall be referred to as your “Separation Benefits.”
Please be advised that your right to accrue a base salary, vacation pay, to receive short and long-term disability, to participate in the 401(k) plan, to participate in or remain eligible for any bonus or incentive award, or to participate in other benefits not specified above shall cease on your Termination Date.
1 Note: Consolidation period to be determined at time of termination.

1

Exhibit 10.5

The Company will deduct from the above payments all amounts required by applicable federal, state, and local law, and you are responsible for any and all tax liabilities which may be imposed upon you as a result of your receipt and acceptance of the Separation Benefits.
3.    Benefits. The following benefits are available to you irrespective of whether you execute this Agreement.
a.    Health Benefits and COBRA. You will continue your participation in the applicable medical, dental and vision coverage until midnight on the last day of the month in which your Termination Date falls. Participation in the Health Care Reimbursement Account ends as of your Termination Date. However, irrespective of whether you execute this Agreement, you may extend all of these benefits for up to an additional 18 months under COBRA, subject to the provisions of the American Recovery and Reinvestment Act of 2009. You will pay the full cost of coverage, plus a 2% administrative fee. Health Care Reimbursement Account participation is available on an after-tax basis only. (In some cases, COBRA coverage may be extended beyond 18 months. Please refer to the COBRA materials you will receive under separate cover for details).
Please be advised that if you extend coverage for at least one month, the first full calendar month after your exit date will continue at active employee rates and will not count towards the 18 months of COBRA. Please note that you can extend only the medical, dental, vision and Health Care Reimbursement Account coverage options you have in place at your exit date.
You will receive additional information about continuing your medical, dental and vision coverage, and continued Health Care Reimbursement Account participation in connection with COBRA under separate cover. If you do not receive COBRA information, please call the HR Service Center at 1.866.472.8234.
b.    401(k) Participation. Whether or not you sign this Agreement, the Company will provide you with a 401(k) matching contribution pursuant to the matching terms set forth in the

2

Exhibit 10.5

Company’s 401(k) plan. Based on the rules of the Plan as indicated in the Plan Document you will be eligible for a true-up if you meet the requirements of a true-up.
c.    Outplacement.     Whether or not you sign this Agreement, the Company will provide you with professional outplacement benefits. This offer of outplacement benefits will remain open for a period of 180 days after your Termination Date.
4.    Review Period. You have up to [21/45] days after receipt of this Agreement to consider whether to sign and return this Agreement. You understand that by entering into this Agreement and by accepting the Separation Benefits, you and the Company are agreeing to all of the terms and conditions set forth in this Agreement. If you agree to and accept the terms and conditions herein sign, date and return an original of this Agreement to Citizens Financial Group, Inc., attn: [Name], [Address], no later than [21/45] days after your receipt of this Agreement. The offer presented in the Agreement expires at close of business on [Date].
THE COMPANY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND GENERAL RELEASE. BY SIGNING THIS AGREEMENT AND GENERAL RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.
5.    No consideration absent execution of this Agreement and General Release. You understand and agree that you would not receive the Separation Benefits except for your execution of this Agreement and the fulfillment of the promises contained herein.
6.    General Release. In consideration of the Company entering into this Agreement and providing you with the Separation Benefits, to which you would not otherwise be entitled, you agree that you and your heirs, executors, administrators and assigns hereby voluntarily, knowingly and willingly release the Bank from any and all claims that you now have or have had, including any and all claims which may have been brought by third-parties on your behalf, against the Bank arising out of your employment with the Company and/or the termination of that employment. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Bank from any and all claims,

3

Exhibit 10.5

whether known or unknown, which you ever had, now have or may have against the Bank arising out of your employment and/or your separation from that employment, including but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans With Disabilities Act (“ADA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Civil Rights Act of 1991, Title II of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Pregnancy Discrimination Act, the retaliation provisions of the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993 (“FMLA”), the National Labor Relations Act of 1935 (“NLRA”), Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, the Sarbanes Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Fair Credit Reporting Act (“FCRA”), the Federal Insurance Contributions Act (“FICA”), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Older Workers Benefit Protection Act (“OWBPA”), and all applicable state and local laws, including but not limited to the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, Connecticut Labor Law, Connecticut Wage Payment Laws, the Connecticut Whistleblower Law, Connecticut Worker’s Compensation Law, the New York Labor Law, New York Worker’s Compensation Law, the New York State Human Rights Law, the New York City Human Rights Law, the Illinois Worker Adjustment and Retraining Notification Act, Illinois Labor Law, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance; (ii) any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination or retaliation based upon age, race, color, sex, gender identity, sexual orientation, genetic information, marital status, religion, national origin, ancestry, handicap, disability, veteran status or other characteristic protected by law; (iii) any claim under the Company’s pension, welfare, stock, or incentive plans (except for applicable rights to deferred compensation or any other equity-based compensation plan under which you have unvested awards); (iv) any claim sounding in tort or contract (express or implied); (v) any claim for wages, commissions,

4

Exhibit 10.5

bonuses, severance pay, holiday pay, vacation pay, life insurance, health or medical insurance, 401(k) matching, profit sharing contributions, any other payments and/or fringe benefits; and (vi) any claim for attorneys’ fees, costs, disbursements and/or the like.
In addition to the foregoing, in exchange for your receipt of the Separation Benefits, you hereby release and discharge the Bank from any and all claims you may have against the Bank arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). You acknowledge that you understand that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.
By virtue of the foregoing, you agree that you have waived any damages and other relief available to you (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released above. Nothing herein, however, shall constitute a waiver of claims arising after you sign this Agreement, claims for enforcement of this Agreement or of claims for accrued, vested benefits under any employee benefit plan of the Bank in accordance with the terms of such plans and applicable law.
7.    Additional Agreements. You also agree that:
a.    this waiver and release includes waiver and release of all claims, demands, contracts, agreements, obligations, debts, liens, covenants, suits, attorneys’ fees, damages, judgments, causes of action, orders and liabilities by you and your heirs, executors, administrators or assigns against the Bank, whether known or unknown, asserted or unasserted, suspected or unsuspected, which you may have arising out of your employment with the Company or the termination of that employment, or as a result of any act, debts, accounts, covenants, contracts, agreements or promises which may have occurred or been made by any entity, employee, officer director or other authorized representative of the Bank at any time on or prior to the date of your execution of this Agreement, including claims for injunctive or declaratory relief, reinstatement, compensation for lost wages and benefits, compensatory and punitive damages, and costs of litigation, including attorneys’ fees.

5

Exhibit 10.5

b.    you will not convey or otherwise disseminate any false or defamatory statements relating to or concerning the Bank, their officers or employees.
c.    neither you nor your attorneys, agents, or representatives will in any manner publish, publicize or otherwise make known to any person the existence of or the terms and conditions of this Agreement except as may be required by law, administrative regulation, court order, subpoena, or for the purpose of enforcing this Agreement. This provision does not prohibit or restrict you (or your attorney) from responding to any inquiry, or providing testimony, about the Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority.
d.    you will keep entirely confidential and will not, directly or indirectly, disclose any trade secrets, proprietary information, process or program developed by the Bank, and you will not disclose any such information concerning the Bank or its customers or counterparties, except such information as is already public information or becomes public through no action of your own. For avoidance of doubt, you agree to keep strictly confidential any and all Company trading positions of which you have knowledge. Nothing herein shall prevent you from complying with any valid subpoena, or order of any judicial or regulatory authority, seeking such information provided that you notify the Company within three (3) days of receiving any such legal process. Notification should be sent via overnight courier to [Name] at [Address].
e.    any software programs, computer systems, configurations or processes developed by you or by the Bank’s employees under your direction (collectively, “Intellectual Property”) are the sole and exclusive property of the Bank, and you will not assert a claim of ownership or license with respect to such Intellectual Property.

6

Exhibit 10.5

f.    following your separation from the Company, that you will cooperate fully and in good faith with the Bank in connection with any defense, prosecution or investigation concerning any actual or potential litigation or administrative proceeding, investigation or review in which you may be involved as a party, non-party or witness. Your cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, cooperating in discovery, providing truthful affidavits, and otherwise acting as a witness on the Bank’s behalf at reasonably convenient times as may be required or deemed necessary by the Bank, all without the necessity of being subpoenaed. The Company shall, at your request, reimburse you for the reasonable out-of-pocket expenses that you incur in the performance of your obligations under this paragraph.
g.    you acknowledge and agree that the Bank shall have no duty or obligation to consider any application by you for re-employment or reinstatement (whether as an employee, consultant, contractor or otherwise). However, in the event that you are re-hired/reinstated, the Bank reserves its right to recoup all or part of your Separation Benefits. Please be advised, in such circumstances, any portion of the Separation Benefits which you do retain shall continue to act as sufficient consideration to support this Agreement.
8.    Your Affirmations. In executing this Agreement, you affirm that:
a.    you have had a reasonable amount of time to consider signing this Agreement, are able to read and understand this Agreement, and you understand its meaning and effect.
b.    you have not filed, caused to be filed, or presently are a party to any charge or claim against the Bank or any employee, officer, director, entity or other sub-part thereof, whether judicial, administrative or otherwise.
c.    with the exception of any previously communicated deferred compensation, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled.

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Exhibit 10.5

d.    none of the Bank’s decisions regarding your pay and benefits through the date of your execution of this Agreement was discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by applicable law.
e.    you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
f.    you have no known workplace injuries or occupational diseases.
g.    you have not divulged any proprietary or confidential information of the Bank, including its trading positions, and will continue to maintain the confidentiality of such information consistent with any of the Bank’s policies and your agreement(s) with any employee, officer, director or entity of the Bank.
h.    you will continue to comply with Sections 6, 7, 8 and 10 of the Employment Agreement, which provisions shall remain in full force and effect notwithstanding your separation from employment with the Company.
i.    you have no knowledge of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company (including any allegations of corporate fraud or securities laws violations) and, further, you have not been retaliated against for reporting any such allegations of wrongdoing by the Bank or its employees, agents, officers or directors.
j.    you have not assigned or transferred to any person not a party to this Agreement any claim being released by this Agreement or any part thereof, and you shall defend, indemnify, and hold harmless the Bank from any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

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Exhibit 10.5

k.    you have returned to the Company in good working condition all property of the Bank, including equipment such as blackberries and laptops, documents and customer files, within your possession.
l.    you have repaid any and all outstanding balances in association with your corporate credit card as of the date of the execution of this Agreement, and have incurred no additional charges that will be due for payment after your execution of this Agreement.
9.    Voluntary Release and Waiver. The release and waiver of claims set forth in the Agreement is an essential and material part of the Agreement. Your release and waiver of rights and claims is voluntary and knowing, without duress or coercion, and you elect to execute this Agreement on this date.
10.    Sufficiency of Consideration. You acknowledge and agree that the Separation Benefits offered to you herein provide sufficient consideration to support the agreements, affirmations, releases and waivers that you are making by entering into the Agreement. You further acknowledge and agree that the Separation Benefits are only being provided to you in exchange for the agreements, affirmations, releases and waivers you are making by entering into the Agreement and that the Separation Benefits constitute valuable consideration to which you are not otherwise entitled.
11.    Non-admission of wrongdoing. The Parties agree that neither this Agreement nor the furnishing of Separation Benefits for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or the Bank of wrongdoing or evidence of any liability or unlawful conduct.
12.    Severability. If any portion of the Agreement is determined to be illegal or unenforceable in a legal forum, or by an arbitrator, with competent jurisdiction to so determine, that portion is deemed severable, such that the release and waiver shall remain valid and binding in full force and effect.

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Exhibit 10.5

13.    Governing Law. This Agreement shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.
14.    Arbitration. The parties agree that this Agreement and any disputes relating thereto, including, but not limited to, disputes pertaining to claims of discrimination, shall be arbitrated before a single arbitrator chosen from the employment panel of JAMS Alternative Dispute Resolution (“JAMS”) and subject to the JAMS rules for resolving employment disputes unless another forum or set of rules mutually agreed to by the parties. The decision of the arbitrator(s) in connection with such arbitration shall be final, and judgment upon any award granted pursuant to such arbitration may be entered in any court having jurisdiction.

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Exhibit 10.5

15.    Integration Clause. This Agreement may not be changed orally, and it sets forth the complete agreement between you and the Company pertaining to your separation of employment and provision of the Separation Benefits from the Company.
16.    Review Period. You received this Agreement on [Date] and have been given a period of [21/45] days from then to decide whether to sign it. You may sign before the end of the [21/45] day period (though you are under no obligation to do so) and you acknowledge that you are voluntarily and knowingly waiving your right, without duress or coercion, to consider this Agreement during the full Review Period. For avoidance of doubt, the last day for you to sign this Agreement for it to be effective is [Date].
17.    Section 409A. The provisions of Section 1(m) of the Employment Agreement shall be incorporated by reference herein as if fully set forth herein.
Please indicate your agreement with the foregoing by signing in the place indicated below. The signed Agreement should be returned to [Name], at [Address].
Sincerely,

[Name]
Human Resources
ACCEPTED AND AGREED on         of                     , [Year]

BRUCE VAN SAUN

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